                              Exhibit No. 2
                        AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of the 26th day of August, 1997 (this "Agreement"), by and among UNITED SECURITY BANCORPORATION (the "Company"), COMMUNITY BAN CORPORATION ("Community "), and BANK OF PULLMAN (the "Bank").
RECITALS:
(A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Spokane, Washington. The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve Board") under the Bank Holding Company Act of 1956 (the "BHCA"), as amended. As of the date hereof, the Company has 15,000,000 authorized shares of common stock of $0.01 par value per share ("Company Common Stock") (no other class of capital stock being authorized), of which 3,682,341 shares of Company Common Stock are issued and outstanding.
(B) COMMUNITY. Community is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Pullman, Washington. Community is a bank holding company registered with the Federal Reserve Board under the BHCA. As of the date hereof, Community has 1,000,000 authorized shares of common stock, no par value per share ("Community Common Stock") (no other class of capital stock being authorized), of which 300,000 shares of Community Common Stock are issued and outstanding.
(C) THE BANK. The Bank is an Idaho State banking corporation duly organized and existing under the laws of the State of Idaho, with is principal executive offices located in Pullman, Washington. As of the date hereof, the Bank has 18,000 authorized and outstanding shares of common stock with a par value of $25.00 per share ("Bank Common Stock") (no other class of capital stock being authorized) issued and outstanding. Community owns all of the issued and outstanding shares of Bank Common Stock.
(E) VOTING AGREEMENT. As a condition and an inducement to the Company's willingness to enter into this Agreement, each member of the Board of Directors of Community has entered into an agreement with the Company pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Agreement at the Community Meeting (as hereinafter defined).
(F) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in Schedule 3.01(C), there are no shares of capital stock of Community or the Bank authorized and reserved for issuance, neither Community nor the Bank has any Rights (as defined below) issued or outstanding and neither Community nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Agreement. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.
(G) APPROVALS. The Board of Directors of each of Community, the Bank and the Company has approved, at meetings of each of such Boards of Directors, this Agreement and has authorized the execution hereof in counterparts.
In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
I. THE MERGER
1.01 THE MERGER. Subject to the provisions of this Agreement, at the Effective Time (as herein after defined), Community shall be merged with and into a wholly-owned subsidiary of the Company ("Merger Co.") pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A (the "Merger"). Upon consummation of the
Corporate Merger, the separate existence of Merger Co. shall cease and
Community shall survive (the "Surviving Corporation") in accordance with the provisions of, and with the effect provided in chapter 23B.11 of the Revised Code of Washington ("RCW"). On the Effective Date, the certificate of incorporation and bylaws of the Surviving Corporation will be Community's Certificate of Incorporation and Bylaws in effect immediately before the Effective Date. The Surviving Corporation's name will be Community Ban Corporation, and the Continuing Corporation's principal office will be Community's principal office. On the Effective Date the directors and officers of Merger Co. will become the directors and officers of the Surviving Corporation. On the Effective Date, (1) all issued and outstanding shares of Community Common Stock will be canceled and will be deemed only to represent the right to receive cash from Merger Co. as provided in this Agreement and (2) Merger Co.'s shares then issued and outstanding will become issued and outstanding shares of the Surviving Corporation and will constitute all of the issued and outstanding shares of the Surviving Corporation. By virtue of the Merger, Community will become the Company's wholly-owned subsidiary.
1.02 CONSIDERATION.
(A) Purchase Price. The aggregate amount of cash ("Purchase Price") to be received by Community's shareholders in the Merger will be calculated on the Effective Date in accordance with the following formulas, whichever applies:
(1) If the tangible equity capital of Community and the Bank on a consolidated basis ("Tangible Equity Capital") as of the Effective Date, determined in accordance with generally accepted accounting principals, consistently applied ("GAAP"), is at least $6,727,000, then:
P = $11,955,000
(2) If Tangible Equity Capital as of the Effective Date, determined in accordance with GAAP, is below $6,727,000, then:
P =  $11,955,000 - [($6,727,000 - C) x 1.25]
(3) Notwithstanding Subsection 1.02(A)(2), if the legal and accounting expenses and fee paid to Columbia Financial Advisors, Inc. (including the fee for the fairness opinion) incurred by Community in connection with the Merger exceed $305,000, the Purchase Price will be reduced by $1 for every $1 of such expense in excess of $305,000. Actual "out of pocket" expenses incurred in conjunction with the acquisition shall not be deemed to be part of the "fee basket" and may be paid out of interim earnings. The "out of pocket" expenses shall not exceed $5,000.
(4) For purposes of the formulas set forth in this Subsection 1.02, the following apply:
(i) C is Tangible Equity Capital as of the Effective date, determined in accordance with GAAP, rounded to the nearest $1,000 (rounding up if the higher $1,000 is within $501, otherwise rounding down).
(ii) P is the Purchase Price. P will be rounded to the nearest dollar, rounding down if the first decimal is four or less or up if it is five or more.
1.03 CONVERSION OF COMMUNITY SHARES. At and as of the Effective Time, each Community share of Common Stock (other than any (i) shares that have not been voted in favor of approval of this Agreement and with respect to which dissenters' rights have been perfected in accordance with chapter 23B.13 RCW ("Dissenters' Shares") or (ii) shares held by Community or any of its subsidiaries or by the Company or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debt previously contracted ("Excluded Shares")) shall be converted into the right to receive cash upon the surrender of the holder's certificate or certificates in accordance with Subsection 1.04. Each share of Community Common Stock held of record on the Effective Date will entitle the holder to receive an amount (rounded to the nearest penny, rounding down if the third decimal is four or less or up if it is five or more) equal to the quotient obtained by dividing the Purchase Price by the aggregate number of shares of Community Common Stock (other than Dissenters' Shares and Excluded Shares) (the "Merger Consideration") that on the Effective Date are issued and outstanding. No shares of Community Common Stock shall be deemed to be outstanding or have any rights other than those set forth above in this Section 1.03 after the Effective Time.
1.04 CERTIFICATES.
(A) Each certificate evidencing Community Common Stock (other than Dissenters' Shares or Excluded Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive the consideration set forth in this Section 1.03, until the Community shareholder surrenders the certificate to an agent designated by the Company to effect the exchange of Community Common Stock for cash ("Exchange Agent"), together with a properly completed and executed form of transmittal letter. The Exchange Agent shall, within ten (10) business days of receipt of the certificate evidencing Community Common Stock and transmittal letter, effect the exchange and issue the consideration set forth in Subsection
1.03 to the holder of such Community Common Stock. Until any such certificate evidencing Community Common Stock is so surrendered with a transmittal letter, the holder of such Community Common stock will not have any right to receive the consideration set forth in Subsection 1.03.
(B) If any holder of Community Common Stock presents the Exchange Agent with a certificate evidencing Community Common Stock shares issued in a name other than their own, the person requesting this exchange must first: (1) establish to the Exchange Agent's satisfaction the right to receive the consideration set forth in Subsection 1.03; and (2) either pay to the Exchange Agent any transfer or other taxes required in order to effect the exchange or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
(C) 180 days after the Effective Time and thereafter, all former stockholders of Community shall be entitled to look to the Company (subject to abandoned property, escheat, and other similar laws) as general creditors with respect to the cash payable upon surrender of their certificates.
(D)  The Company shall pay all charges and expenses of the
Exchange Agent.
1.05 STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Community Common Stock shall cease to be, and shall have no rights as, stockholders of Community, other than to receive the consideration provided under this Section I, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of Community of the shares of Community Common Stock which were issued and outstanding immediately prior to the Effective Time.
1.06 EXCLUDED SHARES; DISSENTERS' SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. Dissenters' Shares shall be purchased and paid for in accordance with chapter 23B.13 RCW.
1.07 EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in
Section V, the effective date (the "Effective Date") of the Merger shall be such date as the Company shall notify Community in writing not less than five (5) days prior thereto, which date shall not be more than thirty (30) days after such conditions have been satisfied or waived in writing. Prior to the Effective Date, the Company and Community shall execute and deliver to the Secretary of State of the State of Washington, the Articles of Merger in accordance with applicable law. The time on the Effective Date at which the Merger becomes effective is referred to as the "Effective Time."
1.08 CLOSING.
The closing of the transactions contemplated by this Agreement will occur on
the Effective Date. On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party in form consistent with this Agreement. If any party fails to deliver a required document on or before the Effective Date, then the Merger will not occur unless the adversely affected party waives the default. Unless the Company and Community agree otherwise, the Closing will occur at the Company's main office, N. 9506 Newport Highway, Spokane, Washington, at 10:30 a.m. on the Effective Date.
II. ACTIONS PENDING CONSUMMATIONII. ACTIONS PENDING CONSUMMATIONII. ACTIONS PENDING CONSUMMATIONII. ACTIONS PENDING
CONSUMMATIONII. ACTIONS PENDING CONSUMMATIONII. ACTIONS PENDING CONSUMMATION. ACTIONS PENDING CONSUMMATION. ACTIONS PENDING CONSUMMATION. ACTIONS PENDING CONSUMMATION
Without the prior written consent of the Company, each of Community and the Bank shall conduct its and each of the Community Subsidiaries' (as hereinafter defined) business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of the Community Subsidiaries' business organization, employees, and advantageous business relationships and retain the services of its and each of the Community Subsidiaries' officers and key employees, and each of Community and the Bank will not, and will cause each of the Community Subsidiaries not to, agree to:
2.01 CAPITAL STOCK. Except for or as otherwise permitted in or expressly contemplated by this Agreement or as Previously Disclosed in Schedule 3.01(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Community, the Bank or any of the Community Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Community Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights.
2.02 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of in capital stock or, other than as permitted in or contemplated by this Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.
2.03 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
2.04 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Change its lending, investment, liability management or other material banking policies in any material respect except such changes as are directed by any regulatory agency or are in accordance and in an effort to comply with Section 4.07, make or commit to incur any other capital expenditures beyond those Previously Disclosed in Schedule 2.04 other than in the ordinary course of business and not exceeding $5,000 individually or $25,000 in the aggregate, or make or commit to incur any discretionary expenditure other than in the ordinary course of business consistent with past practice.
2.05 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of capital stock of any of the Community Subsidiaries, or on any of its or the Community Subsidiaries' other assets, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.
2.06 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 2.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any stock option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
2.07 BENEFIT PLANS. Except as Previously Disclosed in Schedule 2.07, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
2.08 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to Community and the Community Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to Community and the Community Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity in each case in the ordinary course of business consistent with past practice).
2.09 AMENDMENTS.  Amend its Articles of Incorporation, Charter or
Bylaws.
2.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $25,000 or restrictions upon the operations of Community or any Community Subsidiary.
2.11 CONTRACTS. Except as Previously Disclosed on Schedule 2.11, enter into, renew, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on more than sixty (60) days prior written notice.
2.12 LOANS. Extend credit other than in accordance with existing lending policies, except that the Bank shall not, without the prior written consent of the Company, make any new loan or modify, restructure or renew any existing loan to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (or which would be required to be aggregated for loans to one borrower limitations) would be in excess of $800,000.
2.13 DEPOSIT RATES. Change the pricing structure of its deposit liabilities, except in the ordinary course of business consistent with past practice.
III. REPRESENTATIONS AND WARRANTIES
3.01 REPRESENTATIONS AND WARRANTIES OF COMMUNITY AND THE BANK. Each of Community and the Bank hereby represents and warrants to the Company as follows:
(A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.
(B) ORGANIZATION, STANDING, AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined) on it. Each of Community and the Community Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and uses and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
(C) SHARES. With respect to Community, the outstanding shares of it are validly issued and outstanding, fully paid and nonassessable. With respect to the Bank, except as Previously Disclosed in Schedule 3.01(C), the outstanding shares of it are validly issued and outstanding and fully paid. Except as Previously Disclosed in Schedule 3.01(C), there are no shares of capital stock or other equity securities of Community or the Bank outstanding. Further, no options or rights to acquire equity securities of Community Common Stock or equity securities of the Bank are outstanding as of the date of this agreement.
(D) COMMUNITY SUBSIDIARIES. Community has Previously Disclosed in Schedule 3.01(D), a list of all the subsidiaries of Community (each a "Community Subsidiary" and, collectively, the "Community Subsidiaries"). No equity securities of any of the Community Subsidiaries are or may become required to be issued (other than to Community or a wholly-owned Community Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Community Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Community or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Community Subsidiary held by Community or a Community Subsidiary are fully paid and nonassessable and are owned by Community or a Community Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each Community Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 3.01(D), Community does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. The deposits of the Bank are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The term "Community Subsidiary" means any business entity five percent (5%) or more of the equity interests of which are owned directly or indirectly by Community.
(E) CORPORATE POWER. It and each of the Community Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
(F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 5.01, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
(G) NO DEFAULTS. Subject to the approval by its stockholders referred to in Section 5.01, the required regulatory approvals referred to in Section 5.02, and except as Previously Disclosed in Schedule 3.01(G), the execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of the Community Subsidiaries or to which it or any of the Community Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Community.
(H) FINANCIAL REPORTS.  Except as Previously Disclosed in
Schedule 3.01(H), (i) as to Community, its audited consolidated balance sheets as of December 31, 1996, and related consolidated statements of income and changes in stockholders' equity and cash flows for the years ended December 31, 1996, and unaudited consolidated balance sheets as of June 30, 1997, and related consolidated statements of income and changes in stockholders' equity and cash flows for the interim period ended June 30, 1997, and (ii) as to the Bank, its call reports for the fiscal years ended December 31, 1996, and 1995, and all other financial reports filed or to be filed subsequent to December 31, 1996, in the form or to be filed with the FDIC (together, the "Community Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Community Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Community Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements. The amount of any obligation of Community or the Bank with respect to any employment, severance, retirement, deferred compensation or similar arrangements where such obligation is contingent upon, triggered by or accelerated by a change in control of Community or the Bank is reflected in the Community Financial Reports as of December 31, 1996. There are no extraordinary or nonrecurring gains or profits that were earned by Community or the Bank after December 31, 1996, that are reflected in the Community Financial Reports as of June 30, 1997.
(I) ABSENCE OF UNDISCLOSED LIABILITIES. None of Community or the Community Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (i) as reflected in Community Financial Reports prior to the date of this Agreement, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since December 31, 1996. Since December 31, 1996, none of Community or the Community Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Community Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
(J) NO EVENTS. Except as Previously Disclosed on Schedule 3.01(J), since December 31, 1996, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.
(K) PROPERTIES. Except as reserved against in the Community Financial Reports, Community and the Community Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Community Financial Reports as being owned by Community or the Community Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those properties or assets sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets which are held under leases or subleases by any of Community or the Community Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Community.
(L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 3.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Community or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 3.01(L), neither it nor any of the Community Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits together with any and all agencies or departments of federal, state or local government (including, without limitation, the FHL Bank, the Federal Reserve Board, the FDIC, the Internal Revenue Service, the Department of Revenue of the State of Idaho, the Securities Exchange Commission and any other federal or state bank, or other financial institution, insurance and securities regulatory authorities (the "Regulatory Authorities")) and neither it nor any of the Community Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
(M) COMPLIANCE WITH LAWS.  Except as Previously Disclosed in
Schedule 3.01(M), each of Community and the Community
Subsidiaries:
(1) has all permits, licenses, authorizations, orders, and approvals of, and has made all filings, applications, and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of Community and the Community Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications, and registrations are current;
(2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of Community or the Community Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Community, (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Community or the Community Subsidiaries, or (iii) requiring any of Community or the Community Subsidiaries (or any of its officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);
(3) is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and
(4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, and the Home Mortgage Disclosure Act.
(N) MATERIAL CONTRACTS.
(1) Except as Previously Disclosed in Schedule 3.01(N), (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Community nor any Community Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):
(i) any agreement, arrangement or commitment (a) not made in the ordinary course of business or (b) pursuant to which Community or any Community Subsidiary is or may become obligated to invest in or contribute capital to any Community Subsidiary or any other entity;
(ii) any agreement, indenture or other instrument not disclosed in the Community Financial Reports relating to the borrowing of money by Community or any Community Subsidiary or the guarantee by Community or any Community Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Community Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);
(iii) any contract containing covenants that limit the ability of Community or any Community Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Community or any Community Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);
(iv) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission ("SEC");
(v) any lease with annual rental payments aggregating $5,000 or more;
(vi) consulting agreement (other than data processing, software programming, and licensing contracts entered into in the ordinary course of business) involving the payment of more than $5,000 per annum;
(vii) any agreement with any executive officer or other key employee of Community or any Community Subsidiary the benefit of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Community or any of Community Subsidiaries of the nature contemplated by this Agreement;
(viii) any agreement with respect any executive officer of Community or any Community Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one (1) year; or
(ix) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.
(2) Except as Previously Disclosed on Schedule 3.01(N), no officer or director of Community or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Community or any Community Subsidiary.
(3) None of Community or the Community Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Community, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 3.01(N), neither Community nor any Community Subsidiary is subject to or bound by any contract containing covenants which limit the ability of Community or any Community Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, Community or any Community Subsidiary may carry on its business (other than as may be required by law or any applicable Authority).
(O) REPORTS. Since December 31, 1994, each of Community and the Community Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC, (ii) the FHL Bank and the FHL Bank System, (iii) the Federal Reserve Board, and (iv) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(P) NO BROKERS. Except as Previously Disclosed on Schedule 3.01(P), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
(Q) EMPLOYEE BENEFIT PLANS.
(1) Schedule 3.01 (Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock, and stock option plans, all employment or severance contracts, all personnel codes, practices, procedures, policies, manuals, affirmative action programs, and similar materials, all medical, dental, health, and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Community Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof and all amendments thereto have been supplied to the Company.
(2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multi-employer plans" within the meaning of Section 3(37) of ERISA
("Multi-employer Plans"), covering employees or former employees of it and the Community Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in all material respects in compliance with ERISA. Except as Previously Disclosed in
Schedule 3.01(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter.
Prior to the Effective Date, Community and the Bank shall deliver or make available to the Company the most recent annual report (Form 5500 Series) and accompanying schedules of each ERISA Plan as filed with the IRS or a written explanation of why such annual report is not required. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither it nor any of the Community Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject it or any of the Community Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Community Subsidiaries with respect to any ongoing, frozen or terminated to "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of the Community Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five (5) calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
(4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Community Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
(6) Neither it nor any of the Community Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 3.01(Q)(6). There are no restrictions on the right of it or any of the Community Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.
(7) Except as Previously Disclosed in Schedule 3.01(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Community Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Community Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 5.02 should not be obtained.
(S) LABOR AGREEMENTS. Neither it nor any Community Subsidiary is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any Community Subsidiary the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Community Subsidiary, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any Community Subsidiary's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(T) ASSET CLASSIFICATION.  It has Previously Disclosed in
Schedule 3.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Community and the Community Subsidiaries that have been classified by it as of July 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of July 31, 1997, by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Community or any Community Subsidiary prior to July 31, 1997.
(U) ALLOWANCE FOR LOAN AND LEASE LOSSES. The allowance for loan and lease losses shown on the consolidated balance sheets of Community included in the December 31, 1996 Community Financial Reports was, and the allowance for possible loan losses to be shown on subsequent Community Financial Reports, will be, adequate in the opinion of the Board of Directors and management of Community, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.
(V) INSURANCE. Each of Community and the Community Subsidiaries has taken all requisite action (including, without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Community, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Previously Disclosed in Schedule 3.01(V) is a list of all insurance policies maintained by or for the benefit of Community or the Community Subsidiaries or their directors, officers, employees or agents.
(W) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. It has taken all necessary action to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, and (ii) any supermajority provisions or other provisions imposing special conditions on business combinations contained in Community's Articles of Incorporation.
(X) NO FURTHER ACTION. It has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger), or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than as set forth in Section 5.01), or (ii) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Community or any Community Subsidiary or under any agreement to which Community or any Community Subsidiary is a party, or (iii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.
(Y) ENVIRONMENTAL MATTERS.
(1) To its knowledge, it and each of the Community Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Community.
(2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Community Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Community Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 3.01(Y)(2).
(3) There is no proceeding pending or, to its knowledge, threatened before any court governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Community Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 3.01(Y)(3).
(4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 3.01(Y)(4).
(5) To its knowledge, during the period of (i) its or any of the Community Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Community Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of Community Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 3.01(Y)(5).
(6) To its knowledge, prior to the period of (i) its or any of the Community Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Community Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Community Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Proper, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or have been Previously Disclosed in Schedule 3.01(Y)(6).
(7) The following definitions apply for purposes of this Section 3.01(Y): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Community Subsidiaries or in which it or any of the Community Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Community or any of the Community Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Community Subsidiaries participates in the management and, where required by the context includes the owner or operator of such property, but only with respect to such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent legal doctrine, order judgment decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead, and polychlorinated biphenyl.
(Z) TAX REPORTS. Except as Previously Disclosed in Schedule 3.01(Z), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or the Community Subsidiaries including, without limitation, consolidated federal income tax returns of it and the Community Subsidiaries (collectively, the "Community Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Community Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the Community Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively, the "Taxes") shown to be due on Community Tax Returns have been paid in full, (iii) the Community Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Community Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Community Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on it, except as reserved against in the Community Financial Reports, and (vi) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Community Subsidiaries.
(AA) ACCURACY OF INFORMATION. The statements with respect to Community and the Community Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Company or the Bank pursuant to the terms of this Agreement are true and correct in all material respect; and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(BB) DERIVATIVES CONTRACT. None of Community or the Community Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract') or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 3.01(BB), including a list, as applicable, of any Community or Community Subsidiary assets pledged as security for each such Derivatives Contract.
(CC) ACCOUNTING CONTROLS. Each of Community and the Community Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to banks or any other criteria applicable to such statements, and to maintain proper accountability for items; (iii) access to the material property and assets of Community and the Community Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
(DD) DEPOSITS. Except as Previously Disclosed in Schedule 3.01(DD), none of the Bank's deposits is a brokered deposit as defined in 12 CFR 337.6 or subject to any encumbrance, legal testament or other legal process, and no portion of the deposits represents a deposit by any affiliate ( as defined by the BHCA) of the Bank.
(EE) MINUTE BOOK. The minute books of Community and the Bank contain complete and accurate records of all meetings held and other corporate action taken since, December 31, 1994, by their respective stockholders, Boards of Directors and committees thereof.
(FF) AFFILIATE TRANSACTIONS.  Except as Previously Disclosed on
Schedule 3.01(FF), no officer or director of Community or the Bank or any "associate" of such person has any material interest in any contract with Community or any Community Subsidiary or in any real or personal property used in the business of Community or any Community Subsidiary. For the purposes of this section, "associate" of a person means (i) any corporation or organization (other than Community or any Community Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and
(iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.
(GG) LOAN PORTFOLIO.  To the knowledge of Community and the Bank:
(1) All evidences of indebtedness ("Loans") reflected as assets on the books and records of Community or the Bank are in all respects legal, valid and binding obligations of the respective obligor named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity.
(2) The Bank has good title to and is the sole owner of record of each Loan or any participation interest shown as an asset on the books and records of the Bank, free of any lien, encumbrance or claim by any other person, except for Loan securing borrowings from the FHLB Seattle or Loans subject to repurchase obligations as Previously Disclosed in Schedule 3.01(GG)(2).
(3) Except as Previously Disclosed in Schedule 3.01(GG)(3) all Loans reflected as assets on the books and records of the Bank that are primarily secured by an interest in real property are secured by a valid and perfected first lien.
(4) Except as Previously Disclosed in Schedule 3.01(GG)(4), no Loan, all or any part of which is an asset of the Bank was, as of December 31, 1996, more than thirty (30) days past due.
(5) Except as Previously Disclosed in Schedule 3.01(GG)(5), none of the agreements pursuant to which the Bank has sold Loans or pools of Loans or participation in Loans or pools of participations of Loans, if any, contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(6) Previously Disclosed on Schedule 3.01(GG)(6) are all Loans by Community or the Bank to employees of Community or the Bank. There are no Loans to any employee, officer, director or other affiliate (as defined in Section 3.01(FF)) of Community or the Bank on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and, except as Previously Disclosed in
Schedule 3.01(GG)(6), all such Loans are and were made in compliance with all applicable federal laws and regulations.
3.02 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER CO. The Company hereby represents and warrants to Community and the Bank, as follows:
(A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to it are true and correct.
(B) ORGANIZATION. In the case of Merger Co., it will be a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation as of the Effective Date.
(C) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 5.02, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement as to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
(D) NO DEFAULTS. Subject to the approval by its stockholders referred to in Section 5.01, the required regulatory approvals referred to in Section 5.02 and the required filings under federal and state securities' laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it, (ii) constitute a breach or violation of, or a default under, its Certificate of Incorporation, Charter or Bylaws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument.
(E) FINANCIAL REPORTS. In the case of the Company, its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and all documents filed or to be filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "the Company Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks or other criteria applicable to such statements during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
(F) NO EVENTS. Since December 31, 1996, no events have occurred which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on it.
(G) CORPORATE POWER. The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
(H) ACCURACY OF INFORMATION. The statements with respect to the Company contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of the Company pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
IV. COVENANTS
Each of Community and the Bank hereby covenants to the Company and the Company hereby covenants to Community and the Bank, that:
4.01 BEST EFFORTS. Each shall use its best efforts in good faith to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as soon as practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.
4.02 COMMUNITY MEETING. With respect to Community it shall call a special meeting (the "Community Meeting") of the holders of Community Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Community shall use its best efforts to solicit and obtain the votes of the holders of Community Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Community shall recommend approval of such transactions by such holders.
4.03 FINANCING.    With respect to the Company, it will have, as
of the Effective Date, financing sufficient to pay the purchase price in full.
4.04 PRESS RELEASES. Community and the Bank will not, without the prior approval of the Company, and the Company will not, without the prior approval of Community, issue any press release, written statement for general circulation or correspondence to shareholders relating to the transactions contemplated hereby, except as otherwise required by law.
4.05 ACCESS; INFORMATION.
(A) Upon reasonable notice, Community and the Bank shall afford the Company and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of its and the Community Subsidiaries' properties, books, contracts, commitments and records and, during such period, Community and the Bank shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by Community and the Community Subsidiaries with any Regulatory Authority, and
(ii) all other information concerning the business, properties and personnel of Community and the Community Subsidiaries as the Company may reasonably request, including an examination report by any Regulatory Authority (to be reviewed at Bank premises with no copies made), provided that no investigation pursuant to this
Section 4.05 shall affect or be deemed to modify or waive any representation or warranty made by Community or the Bank or the conditions to the obligations of Community and the Bank to consummate the transactions contemplated by this Agreement.
(B) The Company will not use any information obtained pursuant to this Section 4.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in
Section 7.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by the Company or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Agreement, the Company will, upon request by Community, deliver to Community all documents so obtained by the Company or destroy such documents and, in the case of destruction, will certify such fact to Community. In the event the Agreement is terminated, the Company shall not use, either directly or indirectly, any information or knowledge obtained as a result of this investigation to the competitive detriment of Community or the Bank.
4.06 ACQUISITION PROPOSALS. In the case of Community, without the prior written consent of the Company, it shall not, and it shall cause the Community Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial
                                   18
<PAGE. 19
equity interest in, Community or any of the Community Subsidiaries or any merger or other business combination with Community Bancorp or any of the Community Subsidiaries other than as contemplated by this Agreement; it shall instruct its and the Community Subsidiaries' officers, directors, agents, advisors and affiliates (as defined by Rule 12b-2 of the regulations promulgated in the Exchange Act) to refrain from doing any of the foregoing; and it shall notify the Company immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Community Bancorp or any of the Community Subsidiaries.
4.07 CERTAIN POLICIES OF COMMUNITY AND THE BANK. In the case of each of Community and the Bank, it shall, at the Company's request: (i) modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and (ii) generally conform its operating, lending and compliance policies and procedures, on the Effective Date so as to be consistent on a mutually satisfactory basis with those of the Company, and generally accepted accounting principles. Community's and the Bank's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.07.
4.08 STATE TAKEOVER LAW. In the case of Community Bancorp, Community shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute and Community shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect.
4.09 NO RIGHTS TRIGGERED. In the case of Community, Community shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the Merger) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not (i) result in the grant of any rights to any person under the Articles of Incorporation or Bylaws of Community or unto any agreement to which Community or any Community Subsidiary is a party, or (ii) restrict or impair in any way the ability of the Company to exercise the rights granted hereunder.
4.10 REGULATORY APPLICATIONS. In the case of the Company, (i) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by the Company. Expenses incurred for the preparation and submission of regulatory applications and filings shall be borne by the Company.
4.11 REGULATORY DIVESTITURES. In the case of Community, effective on the Effective Date, Community and the Community Subsidiaries shall cease engaging in such activities as the Company shall advise Community in writing are not permitted to be engaged in by the Company under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Agreement, Community shall divest any subsidiary engaged in activities or holding assets that are impermissible for the Company on terms and conditions agreed to by the Company.
4.12 CURRENT INFORMATION.
(A) During the period from the date of this Agreement to the Effective Date, each of Community, the Bank and the Company shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
(B) Community and the Bank shall promptly notify the Company of
(i) any material change in the business or operations of Community, the Bank or any Community Subsidiary, (ii) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to Community, the Bank, or any Community Subsidiary, (iii) the initiation or threat of material litigation involving or relating to Community, the Bank or any Community Subsidiary, or (iv) any event or condition that might reasonably be expected to cause any of Community's or the Bank's representation or warranties set forth herein not to be true and correct in all material respects as of the Effective Date or prevent Community or the Bank from fulfilling its or their obligations hereunder; and in each case shall keep the Company informed with respect thereto.
(C) The Company shall (i) promptly notify Community of any event or condition that might reasonably be expected to cause any of the Company's representations or warranties set forth herein not to be true and correct in all material respects as of the Effective Date, and (ii) notify Community immediately of any denial of any application filed by the Company with any Regulatory Authority with respect to this Agreement, and in each case shall keep Community and the Bank informed with respect thereto.
4.13 COMPANY BOARD OF DIRECTORS. The Company shall take such action as may be necessary to cause the size of the Boards of Directors of the Company to be increased by one person and to cause the appointment of one members of the Board of Directors of Community, as may be determined by the Company, to the Boards of Directors of the Company; effective as of the Effective Time.
4.14 CONSENTS AND APPROVALS. In the case of Community and the Bank, they shall take such action as may be necessary, but without the incurrence of substantial expense, to obtain any required consents from the lessor or sublessor on each lease pursuant to which Community or the Bank leases as lessee real or personal property for the assumption of such lease by the Company.
4.15 EMPLOYEE BENEFITS. As soon as administratively practicable following the Effective Date, employees of Community and the Bank who are retained by the Company and/or its subsidiaries shall be entitled to participate in the same benefit plans as are generally available to Company employees of similar rank and service. Employees of Community and the Bank who continue as Company employees following the Effective Date shall be credited with prior years of service with Community and the Bank for purposes of eligibility and vesting (but not for the accrual of benefits) under the Company's benefit plans and there shall be no exclusion from health insurance coverage as a result of pre-existing conditions to the extent such conditions were covered under a Community health insurance plan. Unless otherwise agreed in writing, employees of Community and the Bank who continue as Company employees shall also be credited with their unused vacation and sick leave balance immediately prior to the Effective Date for use as a Company employee in accordance with the Company's policies on vacation and sick leave.
4.16 INDEMNIFICATION. The Company will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or Bylaws of Community or the Bank for the benefit of any individual who served as a director or officer Community or the Bank at any time prior to the Effective Date.
V. CONDITIONS TO CONSUMMATION OF THE MERGER
Consummation of the Merger is conditioned upon:
5.01 SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of Community and Merger Co.
5.02 REGULATORY APPROVALS.  Procurement by the Company of all
required
regulatory consents and approvals by the appropriate Regulatory Authorities and the Department of Finance of the State of Idaho and the expiration of the statutory waiting period relating thereto; provided, however, that no such approval or consent shall have imposed any condition or requirement which, in the opinion of the Company, would so materially adversely impact the economic or business benefits to the Company of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.
5.03 NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
5.04 OPINION OF COUNSEL. Community and the Bank will receive from Keller Rohrback LLP opinion to the effect that:
(A) The Company and Merger Co. are Washington state-chartered corporations validly existing and in good standing under Washington law;
(B) The Company has the corporate power and authority to execute and deliver and the Company and Merger Co. have the power to perform this Agreement;
(C) The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the Company's and Merger Co.'s part, and this agreement constitutes the Company's and Merger Co.'s legal, binding, and valid obligation, enforceable in accordance with its terms, except to the extent that enforcement (but not validity may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the enforcement of the rights of creditors and by generally applicable principles of equity; and
(D) Counsel's opinion will be governed by and interpreted in accordance with the Legal Opinion Accord of the ABA section of Business Law (1991), together with the related commentary, as published in The Business Lawyer, Volume 47, No. 1, and any amendments or modifications thereto.
5.05 APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required in connection with this Agreement, the transactions contemplated hereby, and all other related legal matters will have been approved by counsel for Community and the Bank.
5.06 OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of Community and the Bank shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date and except as otherwise provided in Section 4.07, and (ii) each and all of the agreements and covenants of Community and the Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company shall have received a certificate signed by the Chief Executive Officers and the Chief Financial Officers of Community and the Bank dated the Effective Date, to such effect.
5.07 NON-COMPETE AGREEMENT. Gary E. Schell shall have entered into a non-compete agreement with the Company substantially in the form of the Company's standard form of non-compete agreement providing for a term of three (3) years that covers Whitman, Garfield and Asotin counties and any city where the Bank has an office or a branch if not within the designated counties.
5.08 DIRECTOR AGREEMENTS. Each member of the Board of Directors of the Bank shall enter into an agreement with the Company providing that such individual will not, for a period of one (1) year from the Effective Date, (i) refer any customers of the Bank to any financial institution other than the Company's, (ii) participate or invest in the formation of a de novo financial institution in any counties in which Community Bank or the Bank currently operate, or (iii) solicit any employees of the Bank who become employees of the Company following the Effective Time.
5.09 ADVERSE CHANGE. During the period from December 31, 1996, to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Community or the Bank, nor shall Community or the Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects, its ability to conduct its business; and the Company shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Community and the Bank to such effect.
5.10 DEPOSITS.  The Bank's deposits will total at least
$40,000,000.
5.11 FAIRNESS OPINION. Community and the Bank will receive an opinion of Columbia Financial Advisors, Inc. as to the fairness of the Merger to the Community stockholders from a financial point of view, dated as of the date the Community Board of Directors reviews and approves the Agreement.
PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 5.02 or in Sections 5.05, 5.06, 5.07, 5.08, 5.09 or 5.10 shall only constitute conditions if asserted by the Company, and a failure to satisfy any of the conditions set forth in Sections 5.04 or
5.11 shall only constitute conditions if asserted by Community.
VI. TERMINATION
This Agreement may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
6.01 MUTUAL CONSENT. By the mutual consent of the Company and Community, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
6.02 BREACH. By the Company or Community, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a material breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the material covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
6.03 NO REGULATORY APPROVAL. By the Company if, after all reasonable efforts, required regulatory approval contemplated by
Section 5.02 has not been approved or has been denied.
6.04 TERMINATION PURSUANT TO FIDUCIARY DUTIES. Subject to Community's obligation to pay the Company the "Break-Up Fee" of $500,000 as provided in Section 7.09, Community may terminate this Agreement if, after receipt of a written opinion from its special counsel, the Board of Directors of Community reasonably concludes that termination of the Agreement is necessary in order for the Board of Directors to discharge their fiduciary obligations to Community's stockholders.
VII. OTHER MATTERS
7.01 SURVIVAL. No representations, warranties, agreements, and covenants contained in this Agreement shall survive after the Effective Date. If this Agreement is terminated prior to the Effective Date, the agreements and representations of the parties in Section 3.01(P), Sections 4.05(B), 4.08 and 4.09, and Sections 7.01, 7.03, 7.04, 7.05, 7.06, 7.07, 7.09 and 7.11 shall survive such termination.
7.02 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement except that, after the vote by the stockholders of Community, the amount and form of consideration to be received by the stockholders of Community for each share of Community Common Stock shall not thereby be decreased.
7.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.
7.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable or as Idaho law may be applicable to the Bank.
7.05 EXPENSES. Each party hereto shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
7.06 CONFIDENTIALITY. Except as otherwise provided in Section 4.05(B), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
7.07 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to the Company to:    United Security Bancorporation
9506 N. Newport Highway
Spokane, Washington 98218-1200
Attn.:    William C. Dashiell, Chairman and CEO
Telephone Number: (509) 467-6949
Telecopy Number:  (509) 465-9681
Copies to:     Keller Rohrback, L.L.P.
1201 Third Avenue, Suite 3200
Seattle, Washington 98101-3052
Attn.:    Glen P. Garrison, Esq.
Telephone Number: (206) 623-1900
Telecopy Number:  (206) 623-3384
If to Community or the Bank to:    Community Ban Corporation
300 East Main Street
Pullman, Washington 99163
Attn.:    Gary E. Schell
Telephone Number: (509) 332-1561
Telecopy Number:   (509) 332-6731
Copies to:     Law Office of Stephen J. Smith
431 First Avenue W.
P.O. Box 759
Kalispell, MT 59901
Attn.:    Stephen J. Smith, Esq.
Telephone Number: (406) 753-8181
Telecopy Number:  (406) 752-5108
Stephen J. Smith, Of Counsel
Schwabe, Williamson & Wyatt P.C.
1211 Southwest Fifth Ave, 1600-1800
Portland, Oregon 97201-3795
Telephone Number: (503) 222-9981
Telecopy Number:  (503) 796-2900
7.08 DEFINITIONS. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:
(A) The term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence or circumstance (including, without limitation:
(i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes, and (ii) any breach of a representation or warranty contained herein by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; and
(B) The term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.
7.09 BREAK-UP FEE. The parties hereby acknowledge that, in negotiating and executing this Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, the Company has incurred and will incur direct and indirect monetary and other costs (including, without limitation, attorney's fees and costs and costs of the Company employee and management time) and will forego discussion with respect to other potential acquisitions. To compensate the Company for such cost and to induce it to forego initiating discussions regarding other acquisitions, Community and the Bank shall be obligated to pay the Company on demand (and in no event more than three days after such demand) $500,000 in immediately available funds if:
(i) the Merger does not close by December 31, 1997, and Community did not use all reasonable efforts to close, or
(ii) Community terminates this Agreement for any reason other than the grounds for termination set out in Sections 6.01, 6.02 (but only in the event that the Company materially breaches a representation, warranty or covenant contained herein and, as a result thereof, Community exercises its right to terminate this Agreement under Section 6.02 at a time when the Company was not entitled to terminate this Agreement under Section 6.02 or 6.03), or
(iii)     the Company terminates this Agreement pursuant to
Section 6.02 as a result of Community's material breach of a representation, warranty or covenant, or
(iv) the Agreement is terminated by Community's Board of Directors pursuant to Section 6.04 (the "Fiduciary Out"), or
(v) Community's stockholders do not approve the Merger.
7.10 TERMINATION FEE. In the event that the Company materially breaches a representation, warranty or covenant contained herein and, as a result thereof (i) Community exercises its right to terminate this Agreement under Section 6.02 at a time when the Company was not entitled to terminate this Agreement under
Section 6.02 or 6.03, or (ii) the Company terminates this Agreement for any reason other than the grounds for termination set out in Sections 6.01, 6.02 (but only in the event that Community materially breaches a representation, warranty or covenant contained herein and, as a result thereof, the Company exercises its right to terminate this Agreement under Section
6.02 at a time when Community was not entitled to terminate this Agreement under Section 6.02) or 6.03, or (iii) the Merger does not close by December 31, 1997, and the Company does not use all reasonable efforts to close, then the Company agrees to pay to Community a fee of $500,000, within three (3) business days of the Company's receipt of written demand therefor.
7.11 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
7.12 HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.
7.13 SCHEDULES. All schedules to this Agreement will be kept separate and apart from the Agreement and not disclosed in any communications to shareholders of Community or in any submissions to regulatory authorities, without the prior consent of the party who proposed the schedule.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

UNITED SECURITY BANCORPORATION
By:    \s\
      -------------------
Name: William C. Dashiell
Title:    Chairman and Chief Executive Officer

COMMUNITY BAN CORPORATION
By:    \s\
      -------------------
Name:     Scott B. Lukins, Esq.
Title:    Chairman

BANK OF PULLMAN
By:     \s\
      -------------------
Name:     Gary E. Schell
Title:    President and Chief Executive Officer